UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a – 101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__)

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BAYLAKE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BAYLAKE CORP.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235
(920) 743-5551

April 28, 2009

Dear Baylake Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Baylake Corp., to be held at 7:00 p.m. on Tuesday, June 2, 2009, at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin.

The matters to be acted upon at the meeting are described in detail in the Notice of Annual Meeting and Proxy Statement, which are enclosed. These matters include the election of three directors and any other matters which may properly come before the meeting.

Please complete and return the accompanying proxy promptly in the enclosed envelope to assure that your shares are represented, whether or not you plan to attend the annual meeting. Instructions on how to complete and return your proxy are included. If you do attend the meeting, you may still vote your shares in person at the annual meeting, even if you have already submitted your proxy to us.

If you have any questions or require assistance, please contact Teresa A. Rosengarten, Secretary, at Baylake Bank at either (920) 743-5551 or (800) 267-3610.

Sincerely,

Thomas L. Herlache
Chairman of the Board, Baylake Corp.

BAYLAKE CORP.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 2, 2009

April 28, 2009

To Shareholders of Baylake Corp.

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Baylake Corp. (“Baylake”), a Wisconsin corporation and registered bank holding company, will be held at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin on Tuesday, June 2, 2009, at 7:00 p.m., for the purpose of considering and voting upon the following matters:

1.	The election of three directors to serve on Baylake’s Board of Directors until the 2012 annual meeting or until their successors are elected and qualified;

2.	Such other business as may properly be brought before the meeting or any adjournment thereof.

The Baylake Board of Directors has fixed the close of business on March 27, 2009 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting, and only holders of record of common stock at the close of business on the record date will be entitled to notice of and to vote at the annual meeting and all adjournments thereof.

WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES CAN BE VOTED IN ACCORDANCE WITH YOUR WISHES. RETURN THE ENCLOSED PROXY PROMPTLY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

Important notice regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 2, 2009: The 2008 Annual Report on Form 10-K and proxy statement of Baylake Corp. are available at www.baylake.com/proxy.htm.

By order of the Board of Directors

Teresa A. Rosengarten Secretary, Baylake Corp.

April 28, 2009

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
of
BAYLAKE CORP.

To Be Held on June 2, 2009

General

               This proxy statement is furnished to the shareholders of Baylake Corp. (“Baylake”) in connection with the solicitation of proxies on behalf of Baylake’s Board of Directors to be voted at the Annual Meeting of Shareholders to be held at 7:00 p.m. on Tuesday, June 2, 2009 at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin, and at any adjournment or postponement thereof. Proxies are solicited to give all shareholders of record at the close of business on March 27, 2009 an opportunity to vote on matters that come before the annual meeting. This proxy statement and enclosed proxy form are first being mailed to shareholders on or about April 28, 2009.

               At the annual meeting, Baylake shareholders will be asked to elect three directors to serve on Baylake’s Board of Directors until the 2012 annual meeting, or until their successors are elected and qualified. These matters are described in detail herein. Baylake does not know of any matters other than those described in the Notice of Annual Meeting and this proxy statement that are to come before the annual meeting.

Quorum

               The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Baylake’s common stock entitled to vote shall constitute a quorum for all matters to be considered at the annual meeting. Abstentions and withholding of votes as to any proposal will not be counted as votes cast in favor of or against the proposal. In addition, shares held in street name which have been designated by brokers on proxy forms as not voted as to any proposal (so-called broker non-votes) will not be counted as votes cast with respect to the proposal. Proxies marked as abstentions, withhold or as broker non-votes, however, will be treated as shares present for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors will determine the shares represented at the annual meeting and the validity of proxies and ballots, and will count all votes and ballots.

Voting

               Baylake’s common stock is the only class of voting security of Baylake. As of March 27, 2009, the record date for the annual meeting, 7,911,539 shares of common stock were issued and outstanding. Each share of common stock outstanding on the record date is entitled to one vote with respect to each matter properly brought before the annual meeting.

               The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, Baylake’s Articles of Incorporation and Bylaws and other requirements applicable to the matters to be voted upon at the annual meeting. All shares of Baylake’s common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked in the manner described below, will be voted in accordance with the instructions made on the proxy form. If no instructions are indicated, properly executed proxies will be voted FOR the election of the three director nominees named herein. If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee selected by the Board of Directors. In addition, if any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy form will have the discretion to vote on such matters in accordance with their best judgment.

Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting. The three nominees receiving the most votes will be elected as directors of Baylake to serve three year terms. Only shares that are voted in favor of a particular nominee, including those voted for “all” nominees, will be counted toward that nominee’s achievement of a plurality. Shares present at the annual meeting that are not voted for a particular nominee or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee (including broker non-votes) will not be counted toward the nominee’s achievement of a plurality.

Revocability of Proxies and Proxy Information

               Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted at the annual meeting by (i) giving written notice of revocation (bearing a date later than the proxy) to the Secretary of Baylake, (ii) giving oral notice to the presiding officer during the annual meeting that the shareholder intends to vote in person, or (iii) submitting a later dated proxy. Attendance by a shareholder at the annual meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to Teresa A. Rosengarten, Secretary, Baylake Corp., 217 North Fourth Avenue, P.O. Box 9, Sturgeon Bay, Wisconsin 54235.

               The expense of preparing, printing and mailing this proxy statement and the solicitation of proxies at the annual meeting will be borne by Baylake. Baylake expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone, facsimile transmission and e-mail by certain officers and regular employees of Baylake, but they will receive no compensation for such services other than their regular compensation. Baylake also reserves the right to retain a proxy solicitor to solicit proxies, in which case Baylake will pay the solicitor’s fees and expenses. Baylake will reimburse brokers and others who are record holders of common stock for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS

               Unless otherwise directed, proxies will be voted FOR the election of each of the three director nominees. If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors.

               Following is information regarding the nominees as of March 27, 2009, as furnished by them. Except as otherwise indicated, each of the directors has been employed in such director’s current occupation for at least five years. All of the directors of Baylake also serve as directors of Baylake Bank, Baylake’s principal operating subsidiary.

Name	Age	Business Experience During Last Five Years	Director Since

		Class II Nominees (Terms expire in 2012)

Richard A. Braun	65	Vice Chairman of Baylake; Retired Executive Vice President of Baylake.	1994

Robert J. Cera	47	President and Chief Executive Officer of Baylake since 2007; President and Chief Operating Officer of Baylake since 2006; Chief Executive Officer of Baylake Bank since 2008; President and Chief Executive Officer of Baylake Bank since 2006; previously Market President – Chicago Region of Associated Bank following the acquisition of State Financial Services by Associated Banc-Corp in 2005. Prior to that, Mr. Cera served as President, Chief Operating Officer and Director of State Financial Bank.	2006

William C. Parsons	72	President of Palmer Johnson Enterprises (heavy equipment transmission distributor).	1979

		CONTINUING DIRECTORS

		Class III Directors (Terms expire in 2010)

Roger G. Ferris	66	Retired, previously President of Aon Risk Services of Wisconsin.	1998

Thomas L. Herlache	66	Chairman of Baylake and Baylake Bank; previously Chief Executive Officer of Baylake and Chief Executive Officer and Trust Officer of Baylake Bank; Director and Chairman of Audit Committee of Federal Home Loan Bank of Chicago.	1977

Paul J. Sturm	57	Attorney associated with Omholt & Forsythe, S.C. (attorney at law).	1998

		Class I Directors (Terms expire in 2011)

Robert W. Agnew	66	President and CEO, Peterson Industries, LLC.	2001

George Delveaux, Jr.	66	Retired dairy farmer.	1981

Dee Geurts-Bengtson	56	Director of the St. Norbert Fund since 2006; previously, Executive of Special Events, Green Bay Packers.	2003

Joseph J. Morgan	66	Consultant for Mary Morgan Printing and Mailing, a Coakley Tec Company since 2006; previously, President of Mary Morgan Printing and Mailing, a Gannett Company.	1995

Directors’ Fees and Benefits

               Directors of Baylake or Baylake Bank, with the exception of Mr. Cera, receive $600 for each general Board meeting attended plus an $800 monthly retainer. In addition, members of the Director Loan Committee receive $400 for each committee meeting attended, and members of the remaining committees receive $300 for each committee meeting attended. Additionally, Mr. Herlache, as chairman of the board of directors, receives a monthly retainer of $12,500 until June 30, 2009. Mr. Cera does not receive any fees for his participation on the board of directors. Effective April 1, 2009, the Directors of Baylake implemented a 10% reduction of their monthly retainer, meeting attendance fees and committee fees. In addition, Mr. Herlache requested a 5% reduction of the monthly retainer associated with his services as chairman of the board of directors.

               Each of the Directors of Baylake is also eligible to participate in a deferred compensation program with Baylake. Currently, Baylake has deferred compensation agreements with George Delveaux, Jr. and William Parsons, the only two Directors who have elected to participate in the program. Under these agreements, participating directors may elect to defer a portion of their annual directors’ fees until retirement, termination, death or disability, at which time the deferred amount, including any income or gains thereon, are payable in a lump sum or in annual installments. At death, all sums held in the account of a participating director are payable to designated beneficiaries. Although Baylake maintains insurance policies to support payments under these agreements, participating directors have no interest in such policies or any benefits accruing under such policies.

               The following table sets forth information regarding the fees paid to Baylake’s non-employee directors during 2008.

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)		Total ($)
Robert W. Agnew	$39,100		$10,812	(5)	$49,912
Richard A. Braun	44,700		66,350	(6)	111,050
George Delveaux, Jr.	22,500	(2)	201	(1)	22,701
Roger G. Ferris	34,500		345	(1)	34,845
Dee Geurts-Bengtson	27,500		138	(1)	27,638
Thomas L. Herlache	183,500		116,009	(4)	299,509
Joseph J. Morgan	29,600		296	(1)	29,896
William C. Parsons	28,500	(3)	255	(1)	28,755
Paul J. Sturm	40,500		—		40,500

(1)	Consists of a 10% match pursuant to the Baylake Corp. Stock Purchase Plan.
(2)	Includes $2,400 of fees deferred under a Deferred Compensation Plan for Directors, dated December 19, 1995.
(3)	Includes $3,000 of fees deferred under a Deferred Compensation Plan for Directors, dated December 19, 1995.
(4)

Includes $95,044 of payments pursuant to two Salary Continuation Agreements, dated 1988 and 1999, $9,000 of health insurance allowance, $5,977 of country club dues and $5,988 of travel, spousal travel and automobile reimbursements.

(5)	Includes $10,421 of fees related to consulting services rendered to Baylake and $391 of the 10% match pursuant to the Baylake Corp. Stock Purchase Plan.
(6)	Consists of payments pursuant to two Salary Continuation Agreements dated 1984 and 1985.

CORPORATE GOVERNANCE MATTERS

Independence and Meetings

               The Board of Directors has affirmatively determined that all of Baylake’s directors (other than Mr. Cera and Mr. Herlache) are qualified as “independent” as described under NASDAQ Rule 4200. Mr. Cera is not independent due to his employment as President and Chief Executive Officer of Baylake and Chief Executive Officer of Baylake Bank. Mr. Herlache is not independent due to his employment as Chief Executive Officer of Baylake and Chief Executive Officer and Trust Officer of Baylake Bank until June 30, 2007.

               The Board of Directors held 17 meetings during 2008. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees on which such director served during 2008. While no formal policy is currently in place, it is Baylake’s preference that its directors should attend the Annual Meeting of Shareholders if possible. All of the directors attended the 2008 Annual Meeting of Shareholders.

Board Committees

               Members of Baylake’s Board of Directors have been appointed to serve on various committees. The Boards of Directors of Baylake and Baylake Bank currently have six standing committees: (1) the Executive Committee; (2) the Director Loan Committee; (3) the Audit, Legal and Compliance Committee; (4) the Personnel and Compensation Committee; (5) the Asset Management Committee; and (6) the Nominating Committee. Each of Baylake’s standing committees has a charter which is available on Baylake’s website, at www.baylake.com.

               Executive Committee. The Executive Committee reviews the financial, administrative and regulatory activities of Baylake and Baylake Bank. This committee is authorized by the Board of Directors to act on its behalf on any matter permitted by law. This committee generally meets on a regular basis throughout the year and held 7 meetings during 2008. The current members of the Executive Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache and Parsons. Mr. Herlache currently serves as the Chairman of the Committee.

               Director Loan Committee. The Director Loan Committee reviews certain loan transactions of Baylake Bank. This committee met on a bi-weekly basis and held 29 meetings during 2008. The current members of the Director Loan Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache and Sturm. Mr. Braun currently serves as the Chairman of the Committee.

               Audit, Legal and Compliance Committee. The Audit, Legal and Compliance Committee reviews the financial and legal matters of Baylake. The Committee is responsible for supervising Baylake’s accounting, reporting and financial control practices. Generally, this committee reviews the quality and integrity of Baylake’s financial information and reporting functions, the adequacy and effectiveness of Baylake’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing Baylake’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The current members of the Audit, Legal and Compliance Committee are Messrs. Agnew, Braun, Herlache and Parsons. In addition to being “independent” directors as described under NASDAQ Rule 4200, as currently in effect, all members of the Audit, Legal and Compliance Committee, except Mr. Herlache, satisfy the heightened independence standards under the Securities and Exchange Commission (“SEC”) rules, as currently in effect. Mr. Herlache is not “independent” as described under NASDAQ Rule 4200 because he served as an executive officer of Baylake within the past three years. The Board of Directors has determined that Mr. Parsons is an “audit committee financial expert” as that term is defined in SEC rules. This committee held 13 meetings during 2008. Mr. Parsons serves as Chairman of the Committee.

               Personnel and Compensation Committee. The Personnel and Compensation Committee reviews the personnel policies and annual compensation levels of Baylake. The Personnel and Compensation Committee also advises and assists management in formulating policies regarding compensation and in preparing its Compensation Discussion and Analysis included elsewhere in this Proxy Statement, and submits its Compensation Committee Report, which is also included herein. This committee held 5 meetings during 2008. The Committee is currently comprised of four directors who are “independent” as defined in NASDAQ Rule 4200 (Messrs. Braun, Morgan, Parsons and Sturm), as well as Mr. Herlache (Chairman of Baylake and Baylake Bank) and Mr. Cera (President and Chief Executive Officer of Baylake and Chief Executive Officer of Baylake Bank). In addition, although not a member of the Board of Directors, Ms. Sharon Haines (Senior Vice President - Human Resources of Baylake Bank) meets regularly with the Committee. Mr. Parsons currently serves as Chairman of the Committee.

               Asset Management Committee. The Asset Management Committee reviews the function and administration of the trust and financial services departments of Baylake Bank and Baylake’s non-bank subsidiaries. This committee meets on a monthly basis and held 12 meetings during 2008. The current members of this committee are Messrs. Delveaux, Morgan and Sturm, and Ms. Geurts-Bengtson. Mr. Sturm currently serves as Chairman of the Committee.

               Nominating Committee. The Nominating Committee meets to review candidates for membership on the Baylake and Baylake Bank Boards of Directors and recommends individuals for nomination to the Boards. The Nominating Committee also prepares and periodically reviews with the entire Board of Directors a list of general criteria for Board nominees. It is also the responsibility of this committee to recommend a successor to the Chief Executive Officer when that position becomes or is expected to become vacant. The Nominating Committee held two meetings during 2008. The current members of the Nominating Committee are Messrs. Agnew, Braun, Ferris, Parsons, Herlache and Cera, each of whom, except Messrs. Herlache and Cera, are qualified as “independent” as described under NASDAQ Rule 4200. Mr. Agnew currently serves as Chairman of the Nominating Committee.

Director Nomination Procedures

               The Baylake Board of Directors Nominating Committee will consider nominations for director submitted by shareholders in accordance with Baylake’s Bylaws. Pursuant to Baylake’s Bylaws, notice of shareholder nominations for directors must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Baylake not less than fourteen (14) days nor more than seventy (70) days prior to the annual meeting in order to be considered. Each notice of nomination must contain the name and address, the principal occupation or employment and number of shares of Baylake common stock (“Baylake Common”) beneficially owned by each nominee. The Nominating Committee shall determine whether nominations were made in accordance with the Bylaws and, if not, any defective nomination will be disregarded.

               The Board of Directors considers various factors to be important when evaluating potential members of the Board, including the individual’s integrity, general business background and experience, experience in the banking industry and his or her ability to serve on the Board of Directors. The board does not attempt to assign any relative weights to the factors but considers them as a whole.

               If any shareholder wishes to recommend a potential nominee for consideration by the Board, that nominee’s name and related information should be sent to the Board in care of Teresa A. Rosengarten, Secretary, Baylake Corp., P.O. Box 9, Sturgeon Bay, Wisconsin 54235. While the Nominating Committee does not have any formal procedures for consideration of such recommendations, shareholder nominees are analyzed by the Nominating Committee in the same manner as nominees that are identified by the committee.

Compensation Committee Interlocks and Insider Participation

               No member of the Personnel and Compensation Committee has ever been an officer or employee of Baylake or any of its subsidiaries, with the exception of Mr. Herlache, who serves as Baylake’s and Baylake Bank’s Chairman, Mr. Cera, who serves as Baylake’s President and Chief Executive Officer and Baylake Bank’s Chief Executive Officer, and Mr. Braun, who is Baylake’s Vice Chairman and a former Executive Vice President of Baylake.

Code of Ethics

               Baylake has made its Code of Ethics available on its website at www.baylake.com. Changes to the Code of Ethics and any written waivers from the Code of Ethics that may be granted to any director or executive officer will also be posted on that website.

Communications With Board of Directors

               Although Baylake has not to date developed formal processes by which shareholders may communicate directly to directors, it believes that the informal process in which any communication sent to the Board in care of the Secretary is forwarded to the Board, has historically served the Board’s and its shareholders’ needs. The Board of Directors periodically considers whether changes to this procedure are appropriate. However, unless and until a new means of communication is promulgated, communications to the Board should be sent in care of Teresa A. Rosengarten, Secretary, Baylake Corp., P.O. Box 9, Sturgeon Bay, Wisconsin 54235. Ms. Rosengarten will pass along all such communications (except for complaints of a personal nature that are not relevant to Baylake or Baylake Bank as a whole).

EXECUTIVE OFFICERS

               All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified. As of the date hereof, no executive officer set forth below is related to any director or other executive officer of Baylake or Baylake Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of Baylake and any other person pursuant to which such person was elected an executive officer. Set forth below is information as of March 27, 2009 with respect to the principal occupations during the last five years for the executive officers of Baylake and Baylake Bank who do not serve as directors of Baylake.

Name and Age	Position
Susan F. Anschutz, 45	Senior Vice President – Marketing of Baylake Bank. Ms. Anschutz joined Baylake Bank in 1992.

Michael J. Gilson, 61

Market President – Lakeshore Region of Baylake Bank since 2007. Prior to his current position, Mr. Gilson was Executive Vice President – Business Services/Lending Division of Baylake Bank. Mr. Gilson joined Baylake Bank in 1971.

Sharon A. Haines, 61	Senior Vice President – Human Resources of Baylake Bank. Ms. Haines joined Baylake Bank in 1989.

Daniel M. Hanson, 52	Senior Vice President – Operations/IT of Baylake Bank. Mr. Hanson joined Baylake Bank in 1980.

Joseph L. Hoffmeyer, 48

Executive Vice President of Baylake since January 2009 and President and Chief Operating Officer of Baylake Bank since joining Baylake Bank in 2008. Prior to joining Baylake Bank, Mr. Hoffmeyer was Senior Vice President and Managing Director, First Bank of Wealth Management Group since 2005. Previously he served as Regional Vice President of TIAA-CREF and TIAA-CREF Trust Company.

Kevin L. LaLuzerne, 47

Treasurer and Chief Financial Officer of Baylake since 2007, Senior Vice President – Finance of Baylake Bank since April 2006 and Chief Financial Officer of Baylake Bank since December 2006. Prior to his current position, Mr. LaLuzerne held various positions with Baylake Bank since he joined the bank in 1980.

David J. Miller, 45	Chief Credit Officer of Baylake Bank since 2007. Prior to 2007, Mr. Miller was Vice President – Agricultural/Commercial Loan Officer of Baylake Bank. Mr. Miller joined Baylake Bank in 1987.

Paul J. Northway, 40	Market President – Bay Region of Baylake Bank since joining the bank in 2007. Prior to joining Baylake Bank, Mr. Northway managed a commercial banking division of Associated Banc-Corp.

Teresa A. Rosengarten, 48

Secretary of Baylake since January 2008 and Executive Vice President of Baylake Bank since joining the bank on December 31, 2007. Prior to joining Baylake Bank, Ms. Rosengarten was Executive Vice President – Consumer Banking, Associated Banc-Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth, as of April 21, 2009, the number of shares of common stock beneficially owned by (i) each director, nominee for director and executive officer of Baylake, (ii) all directors and executive officers of Baylake as a group, and (iii) each person known to or believed by Baylake to be the beneficial owner of more than 5% of the outstanding shares of Baylake common stock. Except as otherwise indicated and as set forth in footnote (1) below, persons listed have sole voting and investment power over shares beneficially owned. Indicated options are all exercisable within 60 days of April 21, 2009.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percent of Class(8)

Directors:
Thomas L. Herlache	114,120		1.4%
Robert W. Agnew	18,250		*
Dee Geurts-Bengtson	1,066		*
Richard A. Braun	110,000		1.4%
Robert J. Cera	25,750		*
George Delveaux, Jr.	2,559		*
Roger G. Ferris	21,584		*
Joseph J. Morgan	21,388	(2)	*
William C. Parsons	141,398	(3)	1.8%
Paul J. Sturm	68,274	(4)	*

Non-director Named Executive Officers:

Michael J. Gilson	44,627	(5)	*
Kevin L. LaLuzerne	6,134		*
Paul J. Northway	2,000		*
Teresa A. Rosengarten	3,000		*

All directors and executive officers as a group (19 persons)	652,036	(6)	8.2%

5 Percent Beneficial Owner:

Ellsworth L. Peterson 55 Utopia Circle Sturgeon Bay, WI 54235	431,706	(7)	5.5%

* Less than one percent.

(1)

For all listed persons, the number includes shares held by, jointly with, or in trust for the benefit of, the person’s spouse and dependent children. Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2)	Includes 5,810 shares owned by Mr. Morgan’s mother’s estate for whom Mr. Morgan serves as personal representative.
(3)	Includes 45,186 shares held in a trust of which Mr. Parsons’ wife is a beneficiary and for which Mr. Parsons serves as trustee.
(4)	Includes 17,433 shares owned by adult children of Mr. Sturm for whom he serves as agent under a power of attorney.
(5)	Includes 17,134 shares represented by stock options (of which none are in the money).
(6)	Includes 68,536 shares represented by stock options (of which none are in the money).
(7)

Based on Baylake’s shareholder records and other available information that Baylake deems to be reliable, Baylake believes that, as of April 21, 2009, Ellsworth L. Peterson was the beneficial owner of 431,706 shares of Baylake Common, with sole voting and dispositive power with respect to such shares.

(8)

Options to purchase shares of Baylake Common held by directors and executive officers that would be exercisable within 60 days after April 21, 2009 (“currently exercisable”), are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each such person and for all directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

COMPENSATION COMMITTEE REPORT

               The Personnel and Compensation Committee of the Board of Directors of Baylake oversees Baylake’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Personnel and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

               In reliance on the review and discussion referred to above, the Personnel and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Baylake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Baylake’s proxy statement in connection with Baylake’s 2009 Annual Meeting of Shareholders, to be filed with the Securities and Exchange Commission.

               This report is submitted on behalf of the current members of the Personnel and Compensation Committee:

Richard A. Braun
Robert J. Cera
Thomas L. Herlache
Joseph J. Morgan
William C. Parsons, Chairman
Paul J. Sturm

COMPENSATION DISCUSSION AND ANALYSIS

               This Compensation Discussion and Analysis (“CD&A”) describes Baylake’s compensation philosophy, objectives and policies as applicable to Baylake’s executive officers named in the Summary Compensation Table set forth on page 14 of this proxy statement. The CD&A sets forth the analysis undertaken by the Personnel and Compensation Committee (for purposes of this CD&A, the “Committee”) in determining each element of executive compensation and the parameters and criteria under which such determinations were made. It should be noted that compensation packages of the named executive officers are determined and approved by the Committee based upon each officer’s performance and roles for both Baylake and its wholly owned banking subsidiary, Baylake Bank.

Compensation Philosophy, Objectives and Policies

               Baylake’s executive compensation policies are intended to attract and retain top quality management with a balance of short-term and long-term consideration and to provide incentives to individuals commensurate with Baylake’s growth and earnings and the attainment of certain goals. The Committee has overall responsibility for approving and reviewing Baylake’s compensation policies and programs in accordance with the general compensation philosophy of Baylake, which is to offer employees fair and competitive compensation, based on each employee’s individual contribution, experience and performance and on Baylake’s overall growth and performance. The Committee and Baylake’s Board of Directors believe that this policy is critical to the long-term success and competitiveness of Baylake.

Administration and Process

               Overview. In making its executive compensation recommendations for 2008, the Committee considered various factors, including (i) the financial performance of Baylake and Baylake Bank as a whole on both a short-term and long-term basis (including net income, increase in deposits and loans, return on average shareholder equity, and return on average assets); (ii) with respect to each individual executive officer, the financial performance of those areas of Baylake and Baylake Bank, if any, for which such executive is responsible, including whether such areas achieved their specific goals for the year; (iii) an evaluation of the executive’s overall job performance; (iv) the compensation levels of executive officers in similar positions with similar companies; and (v) other information (such as cost of living increases) and subjective factors which the Committee deems appropriate for a particular executive. The Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to any individual executive officer.

               Role of Executives. Mr. Cera, as Chief Executive Officer of Baylake, annually reviews the performance of each executive officer (excluding his own) with respect to the specific performance goals established for such executive for the year, as well as in relation to the overall performance of Baylake and Baylake Bank for the year. Based upon these reviews, Mr. Cera makes recommendations to the Committee with respect to the compensation of such executives. The Committee considers Mr. Cera’s recommendations, and uses its own discretion in making final compensation decisions with respect to the named executive officers, which may differ from the recommendations of Mr. Cera.

               Use of Consultants. During 2008, the Committee did not employ any services of outside compensation and benefit consultants to assist it in compensation-related initiatives. In February of 2008, final payment was made to Amalfi Consulting, Inc. (formerly Clark Consulting), an outside compensation and benefits consultant serving the financial services industry, for services associated with its engagement in 2007 to assist management and the Committee in establishing the direction of Baylake’s compensation planning on an ongoing basis.

Elements of Executive Compensation

               The two primary components of executive compensation currently employed by Baylake are base salary and annual incentive compensation. These, along with the other components of executive compensation (long-term incentive compensation, benefits and perquisites), are described below.

               Base Salary. The principal component of executive compensation is base salary, which the Committee believes is the most important compensation-related factor in retaining highly qualified officers. Management seeks to recommend salaries within the 50th to 75th percentile of base salaries paid to individuals in comparable positions at other financial institutions it believes are similarly situated in terms of asset size and geographic location. Although no formal analyses are performed to arrive at any specific percentile comparison, various compensation surveys and projections collected by Baylake’s Human Resources Department are used as a general guide for the Committee to compare executive compensation to the targeted percentiles. Salary surveys include both informal surveys conducted by Baylake’s Human Resources Department with the cooperation of nearby community financial institutions and businesses, as well as more formal surveys conducted by independent sources such as the Bank Administration Institute, Watson Wyatt Data Services, Wisconsin Bankers Association, the SNL Financial Executive Compensation Review and America’s Community Bankers. Salary projections are provided by sources such as Mercer Human Resources and Consulting, Hewitt Associates and World at Work.

               Mr. Cera reported to the Committee the individual performance of each of the executive officers. However, due to Baylake and Baylake Bank’s financial results for 2008, the Committee determined that the executive officers should not receive salary increases for 2009. Based upon the same factors as those considered for the other executive officers, the Committee (with Mr. Cera recused) determined that Mr. Cera should not receive a salary increase for 2009. On December 16, 2008, based on recommendations from the Committee, Baylake’s Board approved the salaries to remain unchanged for each of the named executive officers for 2009. In addition, on April 1, 2009, each of the named executive officers consented to a reduction in their base salaries of 2% commencing on that date.

               The Committee and Board believe that by taking these actions, Baylake’s compensation program aligns with the interest of Baylake’s shareholders.

               Annual Incentive Compensation. The Committee attempts to balance the security provided by base salary with the “at-risk” feature of annual incentive compensation in its efforts to attract and retain top quality executive management and provide proper incentive to enhance the value of Baylake common stock for the Baylake shareholders. The Committee has historically used annual cash incentive bonuses to reward the executives for achieving short-term corporate and individual performance objectives. The Committee believes the executive officers should have a portion of their total compensation package at risk and available through an annual cash incentive program. The formal plan in place provides incentives based on performance of Baylake measured against a set of predetermined objective standards. Under such plan, incentive amounts are established at three levels; target, threshold and maximum. If below-threshold performance is achieved, no incentives will be paid but if exceptional performance is achieved, the maximum level of incentives would be available to the executive. Based upon the overall financial performance of Baylake and Baylake Bank for the year, there was no annual incentive compensation earned by any of the named executive officers in 2008.

               Long-term Incentive Compensation. In 1993, the Board of Directors and shareholders approved Baylake’s 1993 Stock Option Plan (the “Option Plan”), which had a ten-year life and expired in April 2003. The Option Plan was established to provide a long-term incentive to Baylake’s and Baylake Bank’s executive officers and other key employees, as well as to motivate management by granting them options to purchase shares of Baylake Common and thus offering them a greater stake in Baylake’s future. The Option Plan also enabled compensation without cash payments. The Committee elected not to adopt any new long-term incentive compensation plan when the Option Plan expired in 2003. Rather, since 2003, the Committee has focused on current compensation elements to incent executive officers.

               Because the Option Plan has expired and no new option plan has been adopted, no new option grants can be made. As of December 31, 2008, options granted in prior years for 126,628 shares remained outstanding, of which 124,628 were vested. To derive the estimated fair value of outstanding stock options for financial reporting purposes, Baylake applies the modified prospective transition method as outlined in Statement of Financial Accounting Standards No. 123(R).

               Baylake does not currently have any other long-term incentive compensation plans in place.

               Other Benefits and Perquisites. Executive officers are eligible for all of the benefits made available to full-time employees of Baylake Bank (such as health insurance, group term life insurance and disability insurance) on the same basis as other full-time employees and are subject to the same sick leave and other employee policies.

               Baylake provides its executive officers with certain additional benefits and perquisites, which it believes are appropriate in order to attract and retain the proper quality of talent for these positions and to recognize that similar executive benefits and perquisites are commonly offered by comparable financial institutions. While no formal perquisite program is currently in place, Baylake generally provides the following benefits and perquisites to its executive officers:

•	In 2008, Baylake paid or reimbursed country club dues for certain executive officers, including Messrs. Cera and Northway and Ms. Rosengarten;

•	In 2008, Baylake provided a company automobile to Mr. Cera;

•	All of the Company’s executive officers received one week of vacation in addition to the maximum allotment for other officers and employees;

               The cost to the Company of certain of these perquisites is included in the table appearing on page 15 under “Details of Amounts Included in ‘All Other Compensation’ Column of Summary Compensation Table.”

               Baylake believes that benefits and perquisites provided to its executive officers in 2008 represented a reasonable percentage of each executive’s total compensation package and was not inconsistent, in the aggregate, with perquisites provided to executive officers of comparable competing financial institutions.

Future Compensation Planning

               While the future compensation planning initiative is an ongoing project, the Committee has reviewed Baylake’s overall executive compensation package. To date, as a result of the Committee’s work and its recommendations, a number of changes in Baylake’s overall executive compensation package have been implemented and others are in various stages of the evaluation, design and approval process.

               The principal changes that have been proposed and/or implemented to date include the following:

•	A new employment agreement between the Company and Mr. Cera was signed on April 15, 2008 (see page 18 under “Other Agreements With Named Executive Officers”);

•	A new employment agreement between the Company and Ms. Rosengarten was signed on April 15, 2008 (see page 18 under “Other Agreements With Named Executive Officers”);

•

Changes involving the Company’s Supplemental Executive Retirement Plan (“SERP”) have been proposed. These changes, which are described in more detail on page 16 under “Nonqualified Deferred Compensation in 2008,” include provisions that generally would: (i) allow amounts in an executive’s SERP account to vest more quickly and at a younger age than before; (ii) condition Baylake’s contributions on the attainment of performance goals; and (iii) remove the change-in-control benefit currently in the SERP in favor of separate Change in Control Agreements with the executives (see “Potential Payments Upon Change in Control” on page 17); and

•

A formal Management Incentive Plan has been proposed to provide short-term cash incentives to motivate and reward executives for their contributions to key performance goals, but providing for no cash incentives if established performance goals are not met. Under the Management Incentive Plan, as proposed, performance would be measured against a set of predetermined objective standards (for example, earnings per share, return on equity, non-accrual loans, deposit and loan growth, or other industry benchmarks for operating performance) and incentive amounts would be set at three levels: threshold, target, and maximum. The target incentive would be awarded if the expected results for the year are achieved. If below-threshold performance is achieved, no incentives would be paid and if exceptional performance is achieved, the maximum incentive level would be available.

The proposed changes to the SERP are subject to approval of the Board of Directors and may not be implemented as proposed, or at all. The Committee might also develop different or additional recommendations for ways to address various compensation objectives.

Adjustment or Recovery of Awards

               Baylake has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of Sarbanes-Oxley Act of 2002 does provide some ability to recover incentive awards in certain circumstances. If Baylake is required to make an accounting restatement due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer then must reimburse Baylake for (i) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of Baylake during those 12 months.

Employment Agreements and Post-Termination Payments

               Baylake has employment agreements with Mr. Cera and Ms. Rosengarten that provide for severance benefits under certain circumstances following termination of their individual employment (see “Other Agreements With Named Executive Officers” on page 18). Baylake believes that the severance payment called for by Mr. Cera’s and Ms. Rosengarten’s employment agreement is appropriate because they are bound by confidentiality, nonsolicitation and noncompete provisions. This provides Baylake with more flexibility to make changes in those positions if such changes are in the best interest of Baylake and its shareholders. In addition, in July 2008 Baylake entered into Change in Control Severance Agreements with its executive officers to provide for certain severance payments in the event their employment is terminated under certain circumstances following a change in control. These Change in Control Severance Agreements would provide for confidentiality, non-solicitation and non-compete provisions.

Impact of Accounting and Tax Treatments

               Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies, such as Baylake, from deducting compensation to any one executive officer in excess of $1.0 million during the tax year, unless it is performance-based within the meaning of the statute. The Board of Directors does not believe that it is likely that any individual’s compensation will exceed $1.0 million in any year, except as a result of the exercise of stock options. It is likely that none of the compensation of the named executive officers, including gains from the exercise of stock options, will qualify as performance-based compensation within the meaning of Section 162(m) of the Code. Therefore, taxable income for any person considered a named executive officer on the last day of the taxable year in excess of $1.0 million will not be deductible for federal income tax purposes by Baylake.

EXECUTIVE COMPENSATION

Summary Compensation Table

               The following table shows cash and non-cash compensation for the year ended December 31, 2008, for the persons serving as Baylake’s “principal executive officer” and “principal financial officer” during 2008 and for the next three most highly-compensated executive officers who were serving those capacities at December 31, 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert J. Cera, President and Chief Executive Officer	2008	$285,000	—	—	$41,910	$326,910
	2007	$275,000	—	—	$66,698	$341,698

Kevin L. LaLuzerne, Treasurer and Chief Financial Officer	2008	$144,340	—	—	$14,712	$159,052
	2007	$140,000	—	—	$30,225	$170,225

Michael J. Gilson, Market President – Lakeshore Region	2008	$152,985	—	$1,143	$15,080	$169,208
	2007	$148,530	—	$2,281	$15,043	$165,854

Paul J. Northway, Market President – Bay Region(5)	2008	$142,000	—	—	$25,612	$167,612
	2007	$9,793	—	—	$28,824	$38,617

Teresa A. Rosengarten, Secretary and Executive Vice President (6)	2008	$170,000	—	—	$13,219	$183,219
	2007	—	—	—	—	—

(1)

For a discussion of the relationship between salary and bonus, please see “Compensation Discussion and Analysis – Base Salary” and “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(2)	No performance bonuses have been or will be paid by Baylake for 2008.
(3)

Represents the dollar amount of expense recognized for financial statement purposes in 2008 attributable to stock options in accordance with SFAS 123(R), but with no discount for estimated forfeitures for service-based vesting conditions. For a discussion regarding the method of valuation of Baylake’s option awards, please see Note 18 to Baylake’s 2008 audited financial statements included in Baylake’s Annual Report on Form 10-K.

(4)	A detailed breakdown of “All Other Compensation” is provided on page 15.
(5)	Mr. Northway was first employed by Baylake Bank on December 6, 2007.
(6)	Ms. Rosengarten was first employed by Baylake Bank on December 31, 2007.

Details of Amounts Included in “All Other Compensation” Column of Summary Compensation Table

               The table below provides the details of amounts included in the “All Other Compensation” column of the Summary Compensation Table for each named executive officer:

	Mr. Cera	Mr. LaLuzerne	Mr. Gilson	Mr. Northway	Ms. Rosengarten
Baylake contribution to Officers’ 401(k) Plan Accounts	$23,000	$14,434	$14,710	$7,100	$8,500

10% Employer Match to Stock Purchase Plan	—	278	—	—	—
Country club dues	10,773	—	370	6,012	4,719
Personal use of company automobile	6,506	—	—	—	—
Sign on bonus	—	—	—	12,500	—

Tax reimbursements (a)	1,631	—	—	—	—
Totals	$41,910	$14,712	$15,080	$25,612	$13,219

(a)	Reimbursement of income taxes payable on personal use of company automobile for Mr. Cera.

Grants of Plan-Based Awards in Last Fiscal Year

               Because Baylake’s Stock Option Plan expired in 2003 and no new plan has been adopted, there were no stock options awarded to any of the named executive officers during 2008.

Outstanding Equity Awards at Fiscal Year End

               The following summarizes for each named executive officer certain information regarding shares of Baylake Common subject to outstanding equity awards that were unexercised at December 31, 2008.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date
Robert J. Cera	—	—	—	—

Kevin L. LaLuzerne	—	—	—	—

Michael J. Gilson	12,000	—	$15.25	01/04/2009
	6,000	—	$25.00	01/04/2010
	2,900	—	$14.75	01/02/2011
	50	—	$13.00	04/24/2011
	2,000	—	$13.00	02/12/2012
	944	—	$13.00	06/18/2012
	2,000	—	$13.30	02/04/2013
	1,240	—	$13.30	04/20/2013
	1,600	400	$14.15	01/06/2014

Paul J. Northway	—	—	—	—

Teresa A. Rosengarten	—	—	—	—

(1)	Options were granted subject to vesting over five years, at a rate of 20% per year, commencing one year from the date of grant.

2008 Option Exercises and Stock Vested

               No stock options were exercised in 2008.

Pension Benefits

               Baylake does not maintain any pension benefit plans for its officers or directors that would otherwise be disclosable in these proxy materials.

Nonqualified Deferred Compensation in 2008

               On March 1, 2005, Baylake Bank adopted the Baylake Bank Supplemental Executive Retirement Plan (the “Plan”). The Plan is intended to reward certain management and highly compensated employees of Baylake Bank who have contributed and are expected to continue to contribute to Baylake Bank’s success by providing for deferred compensation in addition to that available under Baylake Bank’s other retirement programs. Participants in the Plan are chosen by Baylake Bank’s Executive Committee. The ten participants in the plan include Mr. Gilson and Ms. Rosengarten. None of the other named executive officers participate in the plan.

               There are two accounts in the Plan for each participant: a Deferral Account and a SERP Account. Each participant has the right to designate how amounts in the Deferral Account and SERP Account will be deemed to be invested from among a menu of mutual funds.

               Each participant has a Deferral Account which consists of voluntary deferrals up to 100% of salary (but reduced to satisfy employee tax obligations or elections made as part of Baylake’s other benefit plans) and up to 100% of bonus. Each participant is fully vested in his or her Deferral Account at all times.

               Each participant also has a SERP Account which consists of discretionary employer contributions. A participant becomes 100% vested in his or her SERP Account upon the completion of ten years of service (measured from when the participant first commenced employment with Baylake or a predecessor entity) and attaining age 55. Mr. Gilson is fully vested in his SERP Account; none of the other named executive officers have received employer contributions under the SERP that are subject to the vesting requirements as of December 31, 2008.

               In March 2007, Baylake made contributions to each participant’s SERP Account with a goal of providing an annual benefit for a term of years to each participant upon retirement equal to 60% of a participant’s base salary prior to retirement, reduced by entitlements to certain other retirement benefits, including one-half of Social Security at age 65. Baylake’s contribution in a particular year relates to compensation earned in the prior year. No contributions were made to the SERP Accounts in 2008. Baylake has determined that it will not make any contributions to the SERP Accounts in 2009 (relating to compensation earned in 2008), and there is no obligation on Baylake to provide any level of benefits whatsoever from the SERP Account to any participant.

               Benefits are generally payable under the Plan upon termination of employment, to the extent vested. Accounts are payable in a lump sum or in installments, as elected by each participant. Baylake has purchased life insurance in connection with adopting the Plan, however the participants or their beneficiaries have no rights in such policies, and are unsecured creditors of Baylake in connection with the plan. Baylake is under no obligation to use borrowings or proceeds from such life insurance policies in satisfaction of its liabilities under the plan.

               The following table shows the contributions made in 2008 by Baylake and participants, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert J. Cera	—	—	—	—	—
Kevin L. LaLuzerne	—	—	—	—	—
Michael J. Gilson	—	—	(117,783)	—	234,898
Paul J. Northway	—	—	—	—	—
Teresa A. Rosengarten	17,000	—	(3,391)	—	13,609

Potential Payments Upon Termination of Employment

               Baylake does not have any formal severance policy in connection with terminations of employment of its executive officers. However, Mr. Cera’s and Ms. Rosengarten’s employment agreements do provide certain severance benefits to them in connection with the termination of their employment by Baylake under certain circumstances. See “Other Agreements With Named Executive Officers” on page 18.

Potential Payments Upon Change of Control

               Under the SERP described above, upon a Change in Control, as defined therein, each participant is entitled to the greater of his or her balance in the participant’s SERP Account or the lump sum present value of twenty annual payments, beginning at age 65, of the Change in Control SERP Benefit Amount, discounted at 6%. The Change in Control SERP Benefit Amount equals 60% of a participant’s base salary at the time of the Change in Control, projected to age 65 at a 4.5% annual growth rate, less the sum of (i) one-half of the projected age 65 annual Social Security benefit and (ii) the annual payment provided by Baylake’s contributions, and investment earnings thereon, to a participant’s 401(k) plan account at the Change in Control, accumulated at 8% to age 65, and paid over 20 annual installments using a 6% annual interest rate. Mr. Gilson would have been eligible to receive a payment of $719,082 under the SERP if a Change in Control of Baylake had occurred on December 31, 2008.

               As noted under “COMPENSATION DISCUSSION AND ANALYSIS,” the Compensation Committee recommended that Baylake’s SERP be amended to remove any Change in Control benefits described above and, instead, that Baylake enter into a Change in Control Severance Agreement (“CIC Agreement”) with each executive officer. While the CIC Agreements were approved by the Board in April 2008 and have been entered into with each of the executive officers in July 2008, the amendments to the SERP have not yet been implemented. Accordingly, in addition to any benefits executive officers are entitled to under the SERP upon a change in control, under the terms of the CIC Agreements:

•

The executive is, in the event of a change in control, entitled to severance in the form of a lump-sum payment in cash equal to a multiple of an amount equal to the sum of his or her current salary and bonus and Baylake’s SERP and 401(k) contributions made on his or her behalf, in the event that, subsequent to a “Change of Control” (as defined), the executive’s employment is terminated either by Baylake Bank (or a successor) without “Cause” (as defined) or by the executive for “Good Reason” (as defined). The multiple would be 2.0X for Mr. Cera, 1.5X for Ms. Rosengarten and 1.0X for the other executive officers. If a change in control had occurred at December 31, 2008, the named executive officers would have been eligible to receive the following payments under the CIC Agreements: Mr. Cera - $586,927; Mr. Gilson - $159,368; Mr. LaLuzerne - $155,625; Mr. Northway - $142,000 and Ms. Rosengarten - $272,287.

•	The amount of the severance payment is subject to customary “cutback” provisions designed to avoid the imposition of parachute tax under the Internal Revenue Code.

•

The executive is bound by confidentiality provisions that would generally prohibit him or her from disclosing or using for his personal benefit any “Confidential Information” (as defined) obtained by him or her during the course of his employment and for a one-year period after termination.

Other Agreements With Named Executive Officers

               2008 Employment Agreement with Mr. Cera. In April 2008, Baylake and Mr. Cera entered into an employment agreement (in this discussion, the “2008 Agreement”) that replaced the employment agreement between Mr. Cera and Baylake dated August 2006. The 2008 Agreement is similar to the August 2006 employment agreement in many respects. The 2008 Agreement contemplates an “at will” employment relationship and does not have a stated term; rather, under the 2008 Agreement Mr. Cera’s employment can be terminated by Baylake or Mr. Cera at any time and for any reason.

          Compensation and Benefits. The 2008 Agreement establishes Mr. Cera’s 2008 annual base salary of $285,000 subject to annual increase (but not decrease) based on a performance review by the Board of Directors; he is also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board in its sole discretion for each full calendar year during which he is employed. As previously noted, effective April 1, 2009, Mr. Cera consented to a 2% reduction in his base salary. The 2008 Agreement provides that Mr. Cera is eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, is entitled to reimbursement of business expenses, and is entitled to vacation and other benefits in accordance with company policy for executive officers; further, Baylake is required to provide Mr. Cera with life insurance equal to three times his base salary (subject to a $500,000 maximum). Other elements of compensation under the 2008 Agreement include use of a company automobile, tax reimbursement for certain benefits that may be taxable to Mr. Cera, and reimbursement of country club dues.

          Severance Benefits. The 2008 Agreement provides for severance benefits provided Mr. Cera signs and does not revoke a mutual release of claims between himself and Baylake. If Mr. Cera’s employment is terminated by Baylake (other than for “Cause” as defined) or is terminated by Mr. Cera for “Good Reason” (as defined), Mr. Cera is entitled to a severance payment equal to one year’s base salary plus the annual bonus he would have received for the year of termination had his employment not been terminated, and Baylake would also subsidize his health insurance premiums for the one-year period. However, if Mr. Cera’s employment is terminated by Baylake for “Cause” or if he terminates his employment voluntarily other than for “Good Reason,” he would not be entitled to any severance payments. If Mr. Cera’s employment is terminated due to his death or disability, he or his beneficiary would receive salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could be accelerated.

          Confidentiality. The 2008 Agreement contains confidentiality provisions that are typical of agreements of this kind, which generally prohibit him from disclosing or using for his personal benefit any “Confidential Information” (as defined) obtained by him during the course of his employment and for a one-year period after termination.

          Non-Compete. Under the non-compete provisions of the 2008 Agreement, Mr. Cera has agreed that during the term of his employment and for one year following termination of his employment for whatever reason (i) he will not provide services similar to the services he provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) he will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Mr. Cera had contact or about which he obtained confidential information during the two-year period prior to termination); or (iii) he will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment. Mr. Cera would be denied any of the severance benefits due him under the 2008 Agreement as a consequence of any breach by him of the confidentiality and non-compete provisions thereof.

               Employment Agreement with Ms. Rosengarten. In April 2008, Baylake and Ms. Rosengarten entered into an employment agreement (in this discussion, the “Agreement”). The Agreement contemplates an “at will” employment relationship and does not have a stated term; rather, under the Agreement Ms. Rosengarten’s employment can be terminated by Baylake or Ms. Rosengarten at any time and for any reason.

          Compensation and Benefits. The Agreement establishes Ms. Rosengarten’s 2008 annual base salary of $170,000 subject to annual increase (but not decrease) based on a performance review by the Board of Directors; she is also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board in its sole discretion for each full calendar year during which she is employed. As previously noted, effective April 1, 2009, Ms. Rosengarten consented to a 2% reduction in her base salary. The Agreement provides that Ms. Rosengarten is eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, is entitled to reimbursement of business expenses, and is entitled to vacation and other benefits in accordance with company policy for executive officers; further, Baylake is required to provide Ms. Rosengarten with life insurance equal to two times her base salary (subject to a $500,000 maximum). Other elements of compensation under the Agreement include reimbursement of country club dues.

          Severance Benefits. The Agreement provides for severance benefits provided Ms. Rosengarten signs and does not revoke a mutual release of claims between herself and Baylake. If Ms. Rosengarten’s employment is terminated by Baylake (other than for “Cause” as defined) or is terminated by Ms. Rosengarten for “Good Reason” (as defined), Ms. Rosengarten is entitled to a severance payment equal to one year’s base salary plus the annual bonus she would have received for the year of termination had her employment not been terminated, and Baylake would also subsidize her health insurance premiums for the one-year period. However, if Ms. Rosengarten’s employment is terminated by Baylake for “Cause” or if she terminates her employment voluntarily other than for “Good Reason,” she would not be entitled to any severance payments. If Ms. Rosengarten’s employment is terminated due to her disability, she would receive salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could be accelerated. In the event of Ms. Rosengarten’s employment terminating due to her death, her beneficiary would receive a health insurance premium subsidy for one year after termination.

          Confidentiality. The Agreement contains confidentiality provisions that are typical of agreements of this kind, which generally prohibit her from disclosing or using for her personal benefit any “Confidential Information” (as defined) obtained by her during the course of her employment and for a one-year period after termination.

          Non-Compete. Under the non-compete provisions of the Agreement, Ms. Rosengarten has agreed that during the term of her employment and for one year following termination of her employment for whatever reason (i) she will not provide services similar to the services she provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) she will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Ms. Rosengarten had contact or about which she obtained confidential information during the two-year period prior to termination); or (iii) she will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment. Ms. Rosengarten would be denied any of the severance benefits due her under the Agreement as a consequence of any breach by her of the confidentiality and non-compete provisions thereof.

AUDIT, LEGAL AND COMPLIANCE COMMITTEE REPORT

               On April 30, 2008, Crowe Horwath LLP, formerly Crowe Chizek and Company LLC (“Crowe”) notified Baylake that it was resigning as the Company’s independent registered public accounting firm. Crowe’s reports on Baylake’s consolidated financial statements for each of the years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2007 and 2006, and the subsequent interim period through April 30, 2008, there were no disagreements between Baylake and Crowe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Crowe’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on Baylake’s financial statements for such years. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2007 or 2006, or during the subsequent interim period through April 30, 2008.

               As previously reported on Baylake’s Current Report on Form 8-K filed with the SEC on May 22, 2008, the Audit, Legal and Compliance Committee engaged Virchow, Krause & Company, LLP to serve as Baylake’s independent registered public accounting firm for the fiscal year ended December 31, 2008. Virchow, Krause & Company, LLP has also been selected to serve as Baylake’s independent registered public accounting firm for the year ending December 31, 2009. The Board of Directors evaluates the requirements for audit activities by independent auditors on a regular basis. The Audit, Legal and Compliance Committee, which reviews Baylake’s financial reporting process on behalf of the Board of Directors, consist solely of qualified independent directors as described under NASDAQ Rule 4200 with the exception of Mr. Herlache. Mr. Herlache is not considered to be independent because he served as an executive officer of the Company within the past three years. Under SEC rules, the Board is required to review the qualifications of the members of the Committee to determine if any members are “audit committee financial experts.” The Board of Directors named William Parsons as an “audit committee financial expert” on November 16, 2004. The Board believes Mr. Parsons qualified as an “audit committee financial expert” based on his professional training as a certified public accountant, years of involvement with financial reporting and long experience on the Board of Directors. The Committee’s functions and responsibilities are described in a written policy statement and formal charter.

               Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In this context, and in accordance with its charter, the Audit, Legal and Compliance Committee has reviewed and discussed Baylake’s audited financial statements for fiscal 2008 with management of Baylake. During these discussions, management represented to the Audit, Legal and Compliance Committee that Baylake’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. In addition, the Audit, Legal and Compliance Committee has discussed with Virchow, Krause & Company, LLP, Baylake’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit, Legal and Compliance Committee also has received the written disclosures from Virchow, Krause & Company, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountants communications with the audit committee concerning independence, and has discussed with Virchow, Krause & Company, LLP the firm’s independence from Baylake and its management. The Audit, Legal and Compliance Committee has, on a continuing basis, considered the possibility of a conflict of interest arising as a result of Virchow, Krause & Company, LLP performing independent audit services and other non-audit services. The Board is satisfied that the audit services have been provided in compliance with adequate standards for independence.

               Based on its review and discussions with management and the auditors, the Audit, Legal and Compliance Committee has recommended to the Board of Directors, and the Board of Directors subsequently approved the recommendation, that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit, Legal and Compliance Committee:

Robert W. Agnew
Richard A. Braun
Thomas L. Herlache
William C. Parsons, Chairman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

               For services rendered in 2008 by Virchow, Krause & Company, LLP, Baylake’s independent auditors, the following fees were billed for audit of Baylake’s annual consolidated financial statements for the year ended December 31, 2008 and for other services:

Fees	2008
Audit Fees (1)	$295,000
Audit-related Fees (2)	30,000
Tax Fees (3)	21,965
All Other Fees (4)	—
Total	$346,965

               For services rendered in 2007 and 2008 by Crowe Horwath, LLP (formerly Crowe Chizek and Company LLC), Baylake’s independent auditors for 2007, the following fees were billed for audit of Baylake’s annual consolidated financial statements and for other services for the year ended December 31, 2007 and for the first quarter of 2008:

Fees	2008	2007
Audit Fees (1)	$32,634	$447,625
Audit-related Fees (2)	—	27,438
Tax Fees (3)	1,500	49,400
All Other Fees (4)	1,000	41,641
Total	$35,134	$566,104

(1)

The Audit Fees consist of fees billed for professional services rendered for the audit of Baylake’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Crowe Horwath LLP or Virchow, Krause & Company, LLP in connection with statutory and regulatory filings or engagements.

(2)

The Audit-related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Baylake’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees for professional services rendered for federal and state tax compliance, tax advice and tax planning.
(4)	All other fees consist of fees for products and services other than the services reported above.

               The Committee approves all engagements of independent auditors in advance, including approval of related fees and an annual budget for projects and fees. Items that are not covered under the budget or fees that exceed the budget require approval by the Committee prior to payment.

                A representative of Virchow, Krause & Company LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Section 16(a) of the Exchange Act of 1934, as amended, requires Baylake’s officers and directors to file reports concerning the ownership of Baylake equity securities with the Securities and Exchange Commission and Baylake. Baylake files the required reports on behalf of the officers and directors. Baylake believes that, during the year ended December 31, 2008, all of its directors and executive officers complied with Section 16(a) filing requirements, except the following: Thomas L. Herlache failed to file one report on a timely basis regarding eight separate gifts he made.

TRANSACTIONS WITH RELATED PERSONS

               Baylake and Baylake Bank may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of Baylake common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Baylake refers to transactions with these related persons as “related person transactions.” The Board of Directors does not currently have written policies or procedures with respect to related person transactions, however, it has been the practice of Baylake that disinterested members of the Board of Directors approve, in advance, all transactions with related persons.

               Baylake Bank has, and expects to continue to have, regular dealings with officers and directors of Baylake as well as their associates. Since January 1, 2008, several such persons have been indebted to Baylake Bank for loans made in the ordinary course of business. Loans to all such persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, are current with respect to payments, and do not involve more than the normal risk of collectability or present other unfavorable features.

OTHER MATTERS

               Baylake has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2008. Pursuant to the rules of the Securities and Exchange Commission, services that deliver Baylake’s communications to shareholders who hold their shares through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of Baylake’s 2008 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, Baylake will promptly deliver a separate copy of Baylake’s 2008 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify Baylake of their requests by writing or calling Baylake Corp., Attention: Teresa A. Rosengarten, Secretary, 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.

Shareholder Proposals

               Proposals intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be in writing and must be received by the Secretary of Baylake at 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235 not later than December 29, 2009. To be considered for inclusion in Baylake’s proxy statement and proxy form for an annual meeting, the shareholder proposal must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the Securities and Exchange Commission for shareholder proposals.

               In addition, Baylake’s Bylaws provide that nominations for elections to the Board of Directors by persons other than the Board of Directors must be received by the Board in writing together with specified accompanying information at least 14 days, but not more than 70 days, prior to an annual meeting in order to be considered at the meeting. Such proposals will not be included in Baylake’s 2010 annual meeting proxy statement unless they further comply with the requirements set forth in the paragraph above. The 2010 annual meeting is tentatively scheduled for June 7, 2010 and any proposal and related information must be received between March 29, 2010 and May 24, 2010. The purpose of this provision of the Bylaws is to assure adequate notice of and information regarding any such matter as to which shareholder action may be sought. No notices have been received to date relating to the 2009 annual meeting.

By Order of the Board of Directors

Teresa A. Rosengarten
Secretary, Baylake Corp.

BAYLAKE CORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – JUNE 2, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Thomas L. Herlache and/or William C. Parsons as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of common stock of Baylake Corp. held of record by the undersigned on March 27, 2009 at the Annual Meeting of Shareholders to be held on June 2, 2009, or any adjournment thereof.

PROPOSAL 1: ELECTION OF DIRECTORS – Nominees for the Board of Directors:

Richard A. Braun	Robert J. Cera	William C. Parsons

Instruction: To withhold authority to vote for any individual nominee, strike a line through the name of the nominee in the list stated above.

Vote for all nominees named above
Withhold vote for all nominees above
Vote for all nominees named, except those crossed out

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE BY THE UNDERSIGNED SHAREHOLDER(S). IF PROPERLY SIGNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES NAMED IN PROPOSAL NUMBER ONE.

Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, personal representative, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate name, by the President, other authorized officer, or by an authorized person.

Dated: _____________________________, 2009.

Signature	Signature, if jointly held

PLEASE MARK YOUR SELECTION FOR THE ELECTION OF DIRECTORS, THEN SIGN AND DATE THIS FORM. PLEASE RETURN THIS PROXY FORM PROMPTLY, USING THE ENCLOSED ENVELOPE FOR YOUR CONVENIENCE.